Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203t Fort Lee t NJ 07024
794 Broadway t Chula Vista t CA t 91910
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of March 30, 2007 on the audited financial statements of BoysToys.com, Inc. as of December 31, 2006 and 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

__________________________
Stan J.H. Lee, CPA

Chula Vista, CA 91910
March 30, 2007